Exhibit 99.1

Investor Relations Contact:
Rajeev Lalwani, 321-727-9383
rajeev.lalwani@l3harris.com

Media Relations Contact:
Jim Burke, 321-727-9131
jim.burke@l3harris.com

L3Harris Reports Strong Second Quarter 2021 Results
•Revenue
◦$4.7 billion, up 5.0% versus prior year and 6.2% on an organic1 basis
•Margins and earnings
◦Net income margin of 8.8%; adjusted earnings before interest and taxes (EBIT) margin3 of 18.6%
◦GAAP earnings per share from continuing operations (EPS) of $2.01, up 55%
◦Non-GAAP EPS3 of $3.26, up 15%
•Cash flow and capital deployment
◦Operating cash flow of $720 million; adjusted free cash flow (FCF)3 of $685 million
◦Returned $1,057 million to shareholders through $850 million in share repurchases and $207 million in dividends
•Raised 2021 adjusted EBIT margin guidance to ~18.5% and non-GAAP EPS guidance to $12.80 - $13.00
•Signed definitive agreement to sell Electron Devices business for $185 million
___________________________________________________________________________________________
MELBOURNE, Fla., August 3, 2021 — L3Harris Technologies, Inc. (NYSE: LHX) reported second quarter 2021 revenue of $4.7 billion, up 5.0% versus prior year, and up 6.2% on an organic1 basis. GAAP net income was $413 million, up 49% versus prior year. Adjusted EBIT3 was $869 million, up 7.3% versus prior year, and adjusted EBIT margin3 expanded 40 basis points (bps) to 18.6%. GAAP EPS was $2.01, up 55%, and non-GAAP EPS3 was $3.26, up 15% versus prior year.
“We are now at the 2-year mark for L3Harris and our second quarter results demonstrate the merger's value creation and operating momentum. Our accomplishments to-date and a continued focus on execution give us confidence to raise guidance for the year,” said Christopher E. Kubasik, Vice Chair and Chief Executive Officer. "As we look forward, a commitment to our strategic priorities along with our differentiated capabilities position us for further value creation over the long term."

Summary Financial Results

	Second Quarter			First Half
($ millions, except per share data)	2021	2020	Change	2021	2020	Change

(GAAP comparison)
Revenue	$4,668	$4,445	5.0%	$9,235	$9,071	1.8%
Net income	$413	$278	49%	$879	$472	86%
Net income margin	8.8%	6.3%	250 bps	9.5%	5.2%	430 bps
EPS	$2.01	$1.30	55%	$4.26	$2.29	86%

(Non-GAAP comparison)[3]
Revenue	$4,668	$4,445	5.0%	$9,235	$9,071	1.8%
Adjusted EBIT	$869	$810	7.3%	$1,731	$1,618	7.0%
Adjusted EBIT margin	18.6%	18.2%	40 bps	18.7%	17.8%	90 bps
EPS	$3.26	$2.83	15%	$6.44	$5.63	14%

Organic revenue[1]	$4,668	$4,396	6.2%	$9,235	$8,881	4.0%

Second quarter revenue increased 5.0% versus prior year and 6.2% on an organic basis, with solid growth across key end-markets as well as growth in all four segments. At the segment level, organic revenue was driven by Integrated Mission Systems and Aviation Systems, up 12% and 4.7%, respectively, and 3.2% growth in both Communication Systems and Space and Airborne Systems. Funded book-to-bill2 was 1.00 for the quarter and 1.05 for the first half.
Second quarter net income margin expanded 250 bps and adjusted EBIT margin expanded 40 bps to 18.6% versus prior year. GAAP EPS increased 55% versus prior year driven by higher volume, operational excellence, integration benefits and a lower share count, along with net divestiture-related gains and lower acquisition-related amortization, partially offset by an increase in asset impairment charges and higher internal investments. Non-GAAP EPS increased 15% versus prior year driven by higher volume, operational excellence, integration benefits and a lower share count, more than offsetting the impact from higher internal investments.

Segment Results

Integrated Mission Systems

	Second Quarter			First Half
($ millions)	2021	2020	Change	2021	2020	Change

Revenue	$1,494	$1,331	12%	$2,945	$2,701	9.0%
Operating income	$229	$224	2.2%	$469	$425	10%
Operating margin	15.3%	16.8%	(150) bps	15.9%	15.7%	20 bps

Second quarter revenue increased 12% from strong growth in ISR, driven by aircraft missionization on a recently awarded NATO program, and in Maritime from a ramp on key platforms, partially offset by a decline in Electro Optical due to product delivery timing. Second quarter operating income increased 2.2% to $229 million, and operating margin contracted 150 bps to 15.3% versus prior year as cost management, operational excellence and integration benefits were more than offset by mix impacts, including a ramp on growth programs.
Segment funded book-to-bill was 0.81 and 1.06 for the quarter and first half, respectively.
ISR award activity continued with over $350 million in orders for advanced capabilities across incumbent platforms, including the Rivet Joint reconnaissance, National Command Authority and classified aircraft, further strengthening the company's position as a partner of choice with the U.S. Air Force.
In Maritime, the company received several key awards that strengthen its position as a leading provider of global maritime solutions, including:
•More than $100 million in awards for sensors and shipboard systems on the U.S. Navy's Virginia and Columbia-class submarines, increasing inception-to-date awards on the platforms to more than $700 million
•$60 million award to provide engineering support for the Medium Unmanned Surface Vehicle, a key platform in the U.S. Navy's distributed maritime operations strategy and with significant follow-on opportunity
•More than $50 million contract to provide imaging systems on a submarine from a customer in Europe
Within Electro Optical, WESCAM sensor demand remained strong and included a sole-source IDIQ contract for up to $96 million in support of the U.S. Special Operations Command's Improved Rotary-wing Electro-optical/Infra-red Sensor program. The company also reinforced its international position with over $75 million in orders for airborne sensor systems from customers primarily in the European and Asia Pacific regions.

Space and Airborne Systems

	Second Quarter			First Half
($ millions)	2021	2020	Change	2021	2020	Change

Revenue	$1,287	$1,249	3.0%	$2,523	$2,441	3.4%
Operating income	$253	$235	7.7%	$493	$456	8.1%
Operating margin	19.7%	18.8%	90 bps	19.5%	18.7%	80 bps

Organic revenue[1]	$1,287	$1,247	3.2%	$2,523	$2,434	3.7%

Second quarter revenue increased 3.0% versus prior year and 3.2% on an organic basis, primarily due to a ramp on missile defense and other responsive programs in Space, as well as classified growth in Intel & Cyber. Growth from these drivers was reduced by the transition towards Technology Refresh 3 (TR3) production on the F-35 platform in Mission Avionics and lower F-16 volume in Electronic Warfare. Second quarter operating income increased 7.7% to $253 million, and operating margin expanded 90 bps to 19.7% versus prior year from operational excellence, including program performance, increased pension income and integration benefits, net of higher R&D investments.
Segment funded book-to-bill was 1.02 and 1.09 for the quarter and first half, respectively.
In Space, the company received several key awards across its ground, responsive and exquisite franchises, including:
•Multiple classified revenue synergy awards totaling more than $200 million, leading to new franchises with a total potential value of over $500 million
•An award for a telescope system in support of the U.S. Missile Defense Agency's Next Generation Interceptor program, with a potential value exceeding $70 million
•Multi-million-dollar initial award for concept formulation and design of next-generation weather imagers in support of the U.S. National Oceanic and Atmospheric Administration's future Geostationary and Extended Orbits satellite system, with significant follow-on opportunity
Within Mission Avionics and Electronic Warfare, L3Harris recorded more than $300 million in orders on long-term platforms (F-35, F/A-18 and F-16), increasing total orders for the year to approximately $650 million, which included contracts for the initial production lot of the Aircraft Memory System and Panoramic Cockpit Display Electronic Unit under the F-35 TR3 program. The company also received a $58 million contract from a customer in the Asia Pacific region for maritime electronic warfare payloads to counter advanced anti-ship missiles, bringing inception-to-date awards to more than $200 million.
In Intel & Cyber, the company recorded over $250 million in orders primarily for complex mission solutions and specialized communications systems for both domestic and international customers.

Communication Systems

	Second Quarter			First Half
($ millions)	2021	2020	Change	2021	2020	Change

Revenue	$1,127	$1,112	1.3%	$2,239	$2,206	1.5%
Operating income	$287	$265	8.3%	$568	$515	10%
Operating margin	25.5%	23.8%	170 bps	25.4%	23.3%	210 bps

Organic revenue[1]	$1,127	$1,092	3.2%	$2,239	$2,173	3.0%

Second quarter revenue increased 1.3% versus prior year and 3.2% on an organic basis driven by international demand in Tactical Communications, as well as strong growth in Global Communications Solutions and Integrated Vision Solutions, primarily from the continued ramp in U.S. DoD modernization. Growth from these drivers was partially offset by lower volume on legacy unmanned platforms in Broadband Communications and residual pandemic-related impacts within Public Safety. Second quarter operating income increased 8.3% to $287 million, and operating margin expanded 170 bps to 25.5% versus prior year from higher volume, operational excellence and integration benefits.
Segment funded book-to-bill was 1.28 and 1.10 for the quarter and first half, respectively.
Tactical Communications received several key orders that strengthen its global leadership, including:
•$3.3 billion, five-year, single award IDIQ from the U.S. DoD to provide radio systems and communications equipment to international countries under the Foreign Military Sales process, with initial task orders totaling more than $80 million
•$76 million in orders to provide a networked communications system and tactical radios for countries in the Middle East
•$60 million for sustainment services and advanced multi-channel Falcon IV® handheld radios for a European country
•$61 million in orders from the U.S. Marine Corps for vehicular C4I and radio systems, handheld full-motion video data link production and manpack upgrades
•$19 million follow-on order for HF radios in support of the U.S. Army's network modernization program
In Public Safety, the company was awarded a $451 million, 15-year contract from the State of Florida to upgrade and continue operating the Statewide Law Enforcement Radio System for first responders.
Within Broadband Communications, L3Harris received a $57 million contract to provide depot and sustainment services for the Modernization of Enterprise Terminals program.

Aviation Systems

	Second Quarter			First Half
($ millions)	2021	2020	Change	2021	2020	Change

(GAAP comparison)
Revenue	$809	$800	1.1%	$1,623	$1,811	(10%)
Operating income (loss)	$35	$31	13%	$163	$(146)	212%
Operating margin	4.3%	3.9%	40 bps	10.0%	(8.1)%	1,810 bps

(Non-GAAP comparison)[4]
Revenue	$809	$800	1.1%	$1,623	$1,811	(10%)
Operating income	$117	$100	17%	$245	$247	(0.8%)
Operating margin	14.5%	12.5%	200 bps	15.1%	13.6%	150 bps

Organic revenue[1]	$809	$773	4.7%	$1,623	$1,661	(2.3%)

Second quarter revenue increased 1.1% versus prior year and 4.7% on an organic basis driven by recovering training and avionics product sales within the commercial aerospace business, a ramp in fuzing and ordnance systems in Defense Aviation and higher FAA volume in Mission Networks. The second quarter increase in GAAP operating income was driven by operational excellence, integration benefits, higher volume and the absence of prior-year COVID-related restructuring impacts, net of higher asset impairment charges. Non-GAAP operating income increased 17% to $117 million, and operating margin expanded 200 bps to 14.5% versus prior year from operational excellence, integration benefits and higher volume.
Segment funded book-to-bill was 0.90 and 0.87 for the quarter and first half, respectively.
Mission Networks recorded more than $150 million in orders on long-term air traffic management contracts, including the FAA Telecommunications Infrastructure and Automatic Dependent Surveillance-Broadcast programs.
Defense Aviation received a $14 million initial production award to provide M-Code GPS receivers for a U.S. DoD weapon platform, with more than $500 million in total awards to-date, and also recorded approximately $50 million in orders for classified and advanced systems.

Cash and Capital Deployment

	Second Quarter			First Half

($ millions)	2021	2020	Change	2021	2020	Change

Operating cash flow	$720	$802	$(82)	$1,381	$1,335	$46
Adjusted free cash flow	$685	$785	$(100)	$1,315	$1,318	$(3)

In the second quarter of fiscal 2021, L3Harris generated $685 million in adjusted free cash flow and returned $1,057 million to shareholders through $850 million in share repurchases and $207 million in dividends.
L3Harris also completed the divestitures of the Military Training and Combat Propulsion Systems businesses, with total gross proceeds in the quarter of $1.45 billion.
In addition, L3Harris signed a definitive agreement to sell its Electron Devices business for $185 million, bringing total gross proceeds from completed and announced divestitures since the merger to approximately $2.7 billion. The divestiture is subject to customary closing conditions, including receipt of regulatory approvals, and is expected to close in the second half of 2021.
Guidance
L3Harris revised 2021 guidance as follows:

	Guidance (as revised)	Previous Guidance (April 2021)

Revenue[5]	$18.1 billion - $18.5 billion	$18.5 billion - $18.9 billion
Organic revenue growth	up 3.0% - 5.0%	up 3.0% - 5.0%
Adjusted EBIT margin	~18.5%	18.0% - 18.5%
Non-GAAP EPS	$12.80 - $13.00	$12.70 - $13.00
Adjusted free cash flow[6]	$2.8 billion - $2.9 billion	$2.8 billion - $2.9 billion
Share repurchases[7]	~$3.4 billion	~$2.3 billion

COVID
Attempts to contain and reduce the spread of COVID, such as mandatory closures, “shelter-in-place” orders and travel and quarantine restrictions, have caused significant disruptions and adverse effects on the U.S. and global economies, such as impacts to supply chains, customer demand, international trade and capital markets. L3Harris' response has involved increasing its focus on keeping its employees safe while striving to maintain continuity of operations, meet customer commitments and support suppliers. For example, the company instituted numerous types of precautions, protocols and other arrangements designed to protect employees from COVID infections and to comply with applicable regulations and has also maintained an active dialog, and in some cases developed plans, with key suppliers in an effort to mitigate supply chain risks or otherwise minimize the impacts from those risks. The U.S. Government response to COVID has included identifying the Defense Industrial Base as a Critical Infrastructure Sector and enhancing cash flow and liquidity for the Defense Industrial Base, such as by increasing progress payments and accelerating contract awards, which enabled the company to keep its U.S. production facilities largely operational in support of national security commitments to U.S. Government customers (as part of the Defense Industrial Base) and to accelerate payments to small business suppliers, which it expects to continue while the U.S. Government’s responsive actions remain in effect.
Although the company believes that a large percentage of its revenue, earnings and cash flow that is derived from sales to the U.S. Government, whether directly or through prime contractors, will be relatively predictable, in part due to the U.S. Government’s responsive actions described above, the company's commercial and international businesses are at a higher risk of adverse COVID-related impacts, and the company cannot eliminate all potential impacts to its business from supply chain risks, such as longer lead times and shortages of electronics and other components. For example, the severe decline in global air traffic from travel restrictions and the resulting downturn in the commercial aviation market and its impact on customer operations has significantly reduced demand for flight training, flight simulators and commercial avionics products in the company's Aviation Systems segment.
The company’s 2021 guidance reflects the company’s current expectations and assumptions regarding COVID-related impacts, including on the U.S. and global economies. These assumptions continue to include a measured assessment of the downturn in the commercial aerospace business and in demand for public safety solutions, as well as additional potential risks from facility shutdowns, supply chain disruptions and international activity weakness. The company’s current expectations and assumptions could change, which could negatively affect the company’s outlook. The extent of these disruptions and impacts, including on the company's ability to perform under U.S. Government and other contracts within agreed timeframes and ultimately on its results of operations and cash flows, will depend on future developments, including further COVID-related impacts and associated containment and mitigation actions taken by governmental authorities and consequences thereof, and global air traffic demand and governmental subsidies to airlines, and potential impacts to the company’s business from supply chain risks, all of which are uncertain and unpredictable, could exacerbate other risks described in the company’s filings with the SEC and could materially adversely impact the company’s financial condition, results of operations and cash flows.

Conference Call and Webcast
L3Harris will host a conference call today, August 3, 2021, at 8:30 a.m. Eastern Time (ET) to discuss second quarter 2021 financial results. The dial-in numbers for the teleconference are (U.S.) 877-407-6184 and (International) 201-389-0877, and participants will be directed to an operator. Please allow at least 10 minutes before the scheduled start time to connect to the teleconference. Participants are encouraged to listen via webcast, and view management’s supporting slide presentation, which will be broadcast live at L3Harris.com/investors. A recording of the call will be available on the L3Harris website, beginning at approximately 12 p.m. ET on August 3, 2021.
About L3Harris Technologies
L3Harris Technologies is an agile global aerospace and defense technology innovator, delivering end-to-end solutions that meet customers’ mission-critical needs. The company provides advanced defense and commercial technologies across air, land, sea, space and cyber domains. L3Harris has approximately $18 billion in annual revenue and 47,000 employees, with customers in more than 100 countries. L3Harris.com
Non-GAAP Measures
This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission (“SEC”), including earnings per diluted share from continuing operations (“EPS”), adjusted earnings before interest and taxes (“EBIT”), adjusted EBIT margin and adjusted free cash flow for the second quarters and first halves of 2021 and 2020; organic revenue growth for the company, and for its Space and Airborne Systems, Communication Systems and Aviation Systems segments for the second quarter and first half of 2021; and segment operating income and margin for the Aviation Systems segment for the second quarters and first halves of 2021 and 2020; in each case, adjusted for certain costs, charges, expenses, losses or other amounts as set forth in the reconciliations of non-GAAP financial measures included in the financial statement tables accompanying this press release. A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s historical or future performance that excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”). L3Harris management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. L3Harris management also believes that these non-GAAP financial measures enhance the ability of investors to analyze L3Harris business trends and to understand L3Harris performance. In addition, L3Harris may utilize non-GAAP financial measures as guides in forecasting, budgeting and long-term planning processes and to measure operating performance for some management compensation purposes. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP. This press release also contains forward-looking non-GAAP financial measures, including expected EPS, adjusted EBIT margin, adjusted free cash flow and organic revenue growth for full-year 2021, but a reconciliation of forward-looking non-GAAP financial measures to comparable GAAP measures is not available without unreasonable effort because of inherent difficulty in forecasting and quantifying the comparable GAAP measures and the applicable adjustments and other amounts that would be necessary for such a reconciliation, including due to potentially high variability, complexity and low visibility as to the applicable adjustments and other amounts, which may, or could, have a disproportionately positive or negative impact on the company's future GAAP results, such as business divestiture-related gains and losses, and other unusual gains and losses, or their probable significance and extent of tax deductibility. The variability of the applicable adjustments and other amounts is unpredictable, and it is possible for them to significantly adversely impact the company’s future GAAP results.
Attachments: Financial statements (9 tables)

Forward-Looking Statements
Statements in this press release that are not historical facts are forward-looking statements that reflect management's current expectations, assumptions and estimates of future performance and economic conditions. Such statements are made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this press release include but are not limited to: revenue, earnings per share, adjusted free cash flow, adjusted EBIT margin and share repurchase guidance for 2021; statements regarding value creation over the long term; statements regarding anticipated timing of closing of divestitures; statements regarding expected, potential or contingent impacts or actual, potential or contingent plans or expectations related to COVID; program, contract and order opportunities and awards and the value or potential value and timing thereof; and other statements regarding outlook or that are not historical facts. The company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. The company's consolidated results, future trends and forward-looking statements could be affected by many factors, risks and uncertainties, including but not limited to: actual impacts related to COVID; the loss of the company’s relationship with the U.S. Government or a change or reduction in U.S. Government funding; potential changes in U.S. Government or customer priorities and requirements (including potential deferrals of awards, terminations, reductions of expenditures, changes to respond to the priorities of Congress and the Administration, budgetary constraints, debt ceiling implications, sequestration, and cost-cutting initiatives); a security breach, through cyber attack or otherwise, or other significant disruptions of the company’s IT networks and systems or those the company operates for customers; the level of returns on defined benefit plan assets and changes in interest rates; risks inherent with large long-term fixed-price contracts, particularly the ability to contain cost overruns; changes in estimates used in accounting for the company’s programs; financial and government and regulatory risks relating to international sales and operations; effects of any non-compliance with laws; the company’s ability to continue to develop new products that achieve market acceptance; the consequences of uncertain economic conditions and future geo-political events; strategic transactions, including mergers, acquisitions, divestitures, spin-offs and the risks and uncertainties related thereto, including the company’s ability to manage and integrate acquired businesses and realize expected benefits, the potential disruption to relationships with employees, suppliers and customers, including the U.S. Government, and to the company’s business generally, and potential tax, indemnification and other liabilities and exposures; performance of the company’s subcontractors and suppliers; potential claims related to infringement of intellectual property rights or environmental remediation or other contingencies, litigation and legal matters and the ultimate outcome thereof; downturns in global demand for air travel and other economic factors impacting the company’s commercial aviation products, systems and services business; risks inherent in developing new and complex technologies and/or that may not be covered adequately by insurance or indemnity; changes in the company’s effective tax rate; significant indebtedness and unfunded pension liability and potential downgrades in the company’s credit ratings; unforeseen environmental matters; natural disasters or other disruptions affecting the company’s operations; changes in future business or other market conditions that could cause business investments and/or recorded goodwill or other long-term assets to become impaired; the company’s ability to attract and retain key employees and maintain reasonable relationships with unionized employees; risks related to the ability to realize all anticipated benefits of the L3Harris merger or the timing thereof or related to difficulties in integrating the businesses; and delays in, or failures in respect of, anticipated satisfaction of divestiture closing conditions or the ability to obtain regulatory approvals and satisfy other closing conditions in a timely manner or at all, and other potential uses of proceeds from divestitures. The level and timing of share repurchases will depend on a number of factors, including the company’s financial condition, capital requirements, cash flow, results of operations, future business prospects and other factors. The timing, volume and nature of share repurchases also are subject to business and market conditions, applicable securities laws, and other factors, and are at the discretion of the company and may be suspended or discontinued at any time without prior notice. Further information relating to these and other factors that may impact the company's results, future trends and forward-looking statements are disclosed in the company's filings with the SEC. The forward-looking statements contained in this press release are made as of the date of this press release, and the company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons reading this press release are cautioned not to place undue reliance on forward-looking statements.

__________________________________________________________________________________________
1In this release, organic revenue growth excludes revenue attributable to each divested business for the portion of the prior-year period equivalent to the portion of the current-year period following the date the business was divested; refer to non-GAAP financial measure (NGFM) reconciliations in the tables accompanying this press release and to the disclosures in the non-GAAP section of this press release for more information.
2Funded book-to-bill is calculated as the value of new contract awards received from the U.S. Government, for which the U.S. Government has appropriated funds, plus the value of new contract awards and orders received from customers other than the U.S. Government, divided by revenue. This includes incremental funding and adjustments to previous awards, and excludes unexercised contract options or potential orders under indefinite delivery, indefinite quantity contracts. The funded book-to-bill ratio is considered a key performance indicator in the Aerospace and Defense industry as it measures how much backlog is utilized in a certain period (e.g., a ratio less than 1.0 would indicate that backlog is utilized at a greater rate than the amount of current period funded orders).
3Adjusted EBIT, adjusted EBIT margin, non-GAAP EPS and adjusted free cash flow (FCF) are NGFMs; refer to NGFM reconciliations in the tables accompanying this press release for applicable adjustments and/or exclusions and to the disclosures in the non-GAAP section of this press release for more information.
4Excludes asset impairment and other COVID-related charges and adjustments; refer to NGFM reconciliations in the tables accompanying this press release and to the disclosures in the non-GAAP section of this press release for more information.
5Revenue guidance (as revised) includes the effect of completed divestitures.
6Adjusted FCF guidance (as revised) excludes cash income taxes paid or avoided related to taxable gains and losses resulting from sales of businesses, and also reflects the types of adjustments and/or exclusions presented in the FCF and Adjusted FCF NGFM reconciliation in the tables accompanying this release; refer to the disclosures in the non-GAAP section of this press release for more information.
7Share repurchase guidance (as revised) includes the use of net proceeds from completed divestitures.

Table 1
L3HARRIS TECHNOLOGIES, INC.
CY'21 Second Quarter Summary
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Unaudited)

	Quarter Ended		Two Quarters Ended
(In millions, except per share amounts)	July 2, 2021	July 3, 2020	July 2, 2021	July 3, 2020

Revenue from product sales and services	$4,668	$4,445	$9,235	$9,071
Cost of product sales and services	(3,251)	(3,175)	(6,464)	(6,473)
Engineering, selling and administrative expenses	(891)	(855)	(1,692)	(1,667)
Business divestiture-related gains (losses)	180	(49)	165	(52)
Impairment of goodwill and other assets	(145)	(70)	(207)	(394)
Non-operating income	86	105	203	200
Interest expense, net	(65)	(65)	(131)	(128)
Income from continuing operations before income taxes	582	336	1,109	557
Income taxes	(169)	(58)	(229)	(84)
Income from continuing operations	413	278	880	473
Discontinued operations, net of income taxes	—	—	(1)	(1)
Net income	413	278	879	472
Noncontrolling interests, net of income taxes	—	5	2	28
Net income attributable to L3Harris Technologies, Inc.	$413	$283	$881	$500

Net income per common share attributable to L3Harris Technologies, Inc. common shareholders
Basic
Continuing operations	$2.03	$1.31	$4.29	$2.31
Discontinued operations	—	—	—	(0.01)
	$2.03	$1.31	$4.29	$2.30
Diluted
Continuing operations	$2.01	$1.30	$4.26	$2.29
Discontinued operations	—	—	(0.01)	(0.01)
	$2.01	$1.30	$4.25	$2.28

Basic weighted average common shares outstanding	203.6	215.9	205.2	216.7
Diluted weighted average common shares outstanding	205.6	217.8	207.1	218.7

Table 2
L3HARRIS TECHNOLOGIES, INC.
CY'21 Second Quarter Summary
BUSINESS SEGMENT INFORMATION
(Unaudited)

	Quarter Ended		Two Quarters Ended
(In millions)	July 2, 2021	July 3, 2020	July 2, 2021	July 3, 2020

Revenue
Integrated Mission Systems	$1,494	$1,331	$2,945	$2,701
Space and Airborne Systems	1,287	1,249	2,523	2,441
Communication Systems	1,127	1,112	2,239	2,206
Aviation Systems	809	800	1,623	1,811
Corporate eliminations	(49)	(47)	(95)	(88)
	$4,668	$4,445	$9,235	$9,071

Income From Continuing Operations Before Income Taxes
Segment Operating Income (Loss):
Integrated Mission Systems	$229	$224	$469	$425
Space and Airborne Systems	253	235	493	456
Communication Systems	287	265	568	515
Aviation Systems	35	31	163	(146)
Unallocated corporate expenses	(70)	(53)	(110)	(78)
L3Harris Merger-related integration expenses	(20)	(37)	(41)	(68)
Amortization of acquisition-related intangibles	(156)	(208)	(320)	(353)
Business divestiture-related gains (losses)	180	(49)	165	(52)
Impairment of goodwill and other assets	(63)	(14)	(125)	(19)
Pension adjustment	(114)	(98)	(225)	(195)
Non-operating income	86	105	203	200
Interest expense, net	(65)	(65)	(131)	(128)
	$582	$336	$1,109	$557

Table 3
L3HARRIS TECHNOLOGIES, INC.
CY'21 Second Quarter Summary
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Two Quarters Ended
(In millions)	July 2, 2021	July 3, 2020

Operating Activities
Net income	$879	$472
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of acquisition-related intangibles	320	353
Depreciation and other amortization	164	162
Share-based compensation	67	40
Share-based matching contributions under defined contribution plans	117	122
Qualified pension plan contributions	(4)	(4)
Pension and other postretirement benefit plan income	(188)	(160)
Investment and asset impairment charges	242	394
Business divestiture-related (gains) losses	(165)	52
(Increase) decrease in:
Accounts receivable	62	(59)
Contract assets	(438)	43
Inventories	46	175
Prepaid expenses and other current assets	(21)	(27)
Increase (decrease) in:
Accounts payable	69	(116)
Contract liabilities	86	(80)
Other	145	(32)
Net cash provided by operating activities	1,381	1,335
Investing Activities
Net additions of property, plant and equipment	(124)	(108)
Proceeds from sales of businesses, net	1,430	963
Other investing activities	1	(10)
Net cash provided by investing activities	1,307	845
Financing Activities
Net proceeds from borrowings	5	248
Repayments of borrowings	(10)	(254)
Proceeds from exercises of employee stock options	38	37
Repurchases of common stock	(1,550)	(700)
Cash dividends	(416)	(367)
Other financing activities	(4)	(6)
Net cash used in financing activities	(1,937)	(1,042)
Effect of exchange rate changes on cash and cash equivalents	2	(15)
Net increase in cash and cash equivalents	753	1,123
Cash and cash equivalents, beginning of year	1,276	824
Cash and cash equivalents, end of quarter	$2,029	$1,947

Table 4
L3HARRIS TECHNOLOGIES, INC.
CY'21 Second Quarter Summary
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

(In millions)	July 2, 2021	January 1, 2021

Assets
Cash and cash equivalents	$2,029	$1,276
Receivables, net	1,197	1,344
Contract assets	2,648	2,437
Inventories	872	973
Inventory prepayments	66	61
Assets of disposal groups held for sale	479	35
Property, plant and equipment, net	2,026	2,102
Operating lease right-of-use assets	669	766
Goodwill	18,234	18,876
Other intangible assets, net	6,958	7,908
Other assets	886	1,182
	$36,064	$36,960

Liabilities and Equity
Short-term debt	$3	$2
Accounts payable	1,406	1,406
Contract liabilities	1,205	1,198
Compensation and benefits	404	496
Current portion of long-term debt, net	11	10
Liabilities of disposal groups held for sale	243	13
Defined benefit plans	1,714	1,906
Operating lease liabilities	672	734
Long-term debt, net	7,061	6,943
Other liabilities	3,369	3,411
Equity	19,976	20,841
	$36,064	$36,960

L3HARRIS TECHNOLOGIES, INC.
CY'21 Second Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND REGULATION G DISCLOSURE

To supplement our condensed consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), we provide additional measures of income from continuing operations per diluted common share, net income, net income margin, net cash provided by operating activities, revenue and segment operating income (loss), adjusted to exclude certain costs, charges, expenses and losses or other amounts. L3Harris management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. L3Harris management also believes that these non-GAAP financial measures enhance the ability of investors to analyze L3Harris’ business trends and to understand L3Harris’ performance. In addition, L3Harris may utilize non-GAAP financial measures as guides in its forecasting, budgeting, and long-term planning processes and to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

Table 5
L3HARRIS TECHNOLOGIES, INC.
CY'21 Second Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Adjusted EBIT and Adjusted EBIT Margin
(Unaudited)

	Quarter Ended		Two Quarters Ended
(In millions)	July 2, 2021	July 3, 2020	July 2, 2021	July 3, 2020

Revenue from product sales and services (B)	$4,668	$4,445	$9,235	$9,071

Net income	$413	$278	$879	$472
Adjustments:
Discontinued operations, net of income taxes	—	—	1	1
Net interest expense	65	65	131	128
Income taxes	169	58	229	84
L3Harris Merger-related integration expenses	20	37	41	68
Restructuring charges and other items	—	20	—	26
Amortization of acquisition-related intangibles	156	208	320	353
Additional cost of sales related to fair value step-up in inventory sold	—	16	—	31
Business divestiture-related (gains) losses	(180)	49	(165)	52
Other divestiture-related expenses	46	9	53	9
Investment and asset impairment charges	180	70	242	394
Total adjustments	456	532	852	1,146
Adjusted EBIT (A)	$869	$810	$1,731	$1,618

Adjusted EBIT margin percentage (A) / (B)	18.6%	18.2%	18.7%	17.8%

Table 6
L3HARRIS TECHNOLOGIES, INC.
CY'21 Second Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Income from Continuing Operations per Diluted Common Share Attributable to Common Shareholders
(Unaudited)

	Quarter Ended		Two Quarters Ended
	July 2, 2021	July 3, 2020	July 2, 2021	July 3, 2020

Income from continuing operations attributable to L3Harris Technologies, Inc. common shareholders	$2.01	$1.30	$4.26	$2.29

Adjustments:
L3Harris Merger-related integration expenses	0.10	0.17	0.20	0.31
Restructuring charges and other items	—	0.09	—	0.12
Amortization of acquisition-related intangibles	0.76	0.96	1.55	1.62
Additional cost of sales related to fair value step-up in inventory sold	—	0.07	—	0.14
Business divestiture-related (gains) losses	(0.88)	0.23	(0.80)	0.24
Other divestiture-related expenses	0.22	0.04	0.26	0.04
Investment and asset impairment charges	0.88	0.32	1.17	1.80
Noncontrolling interests portion of adjustments	—	(0.03)	(0.01)	(0.15)
Total pre-tax adjustments	1.08	1.85	2.37	4.12
Income taxes on above adjustments	0.17	(0.32)	(0.19)	(0.78)
Total adjustments after-tax	1.25	1.53	2.18	3.34
Non-GAAP income from continuing operations per diluted common share attributable to common shareholders	$3.26	$2.83	$6.44	$5.63

Table 7
L3HARRIS TECHNOLOGIES, INC.
CY'21 Second Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Free Cash Flow and Adjusted Free Cash Flow
(Unaudited)

	Quarter Ended		Two Quarters Ended
(In millions)	July 2, 2021	July 3, 2020	July 2, 2021	July 3, 2020

Net cash provided by operating activities	$720	$802	$1,381	$1,335
Net additions of property, plant and equipment	(60)	(60)	(124)	(108)
Free cash flow	660	742	1,257	1,227
Cash used for L3Harris Merger integration costs	25	43	58	91
Adjusted free cash flow	$685	$785	$1,315	$1,318

Table 8
L3HARRIS TECHNOLOGIES, INC.
CY'21 Second Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Organic Revenue and U.S. and International Government Revenue
(Unaudited)

Organic Revenue

	Quarter Ended July 3, 2020			Two Quarters Ended July 3, 2020
(In millions)	As Reported	Adjustment (A)	Organic	As Reported	Adjustment (A)	Organic

Revenue from product sales and services
Integrated Mission Systems segment	$1,331	$—	$1,331	$2,701	$—	$2,701
Space and Airborne Systems segment	1,249	(2)	1,247	2,441	(7)	2,434
Communication Systems segment	1,112	(20)	1,092	2,206	(33)	2,173
Aviation Systems segment	800	(27)	773	1,811	(150)	1,661
Corporate eliminations	(47)	—	(47)	(88)	—	(88)
	$4,445	$(49)	$4,396	$9,071	$(190)	$8,881

	Fiscal Year Ended January 1, 2021
(In millions)	As Reported	Adjustment (A)	Organic

Revenue from product sales and services
Integrated Mission Systems segment	$5,538	$—	$5,538
Space and Airborne Systems segment	4,946	(7)	4,939
Communication Systems segment	4,443	(41)	4,402
Aviation Systems segment	3,448	(527)	2,921
Corporate eliminations	(181)	—	(181)
	$18,194	$(575)	$17,619

(A)Adjustments to exclude revenue attributable to each divested business for the portion of the prior-year period equivalent to the portion of the current-year period following the date the business was divested.

Table 9
L3HARRIS TECHNOLOGIES, INC.
CY'21 Second Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Aviation Systems Segment Operating Income (Loss)
(Unaudited)

	Quarter Ended		Two Quarters Ended
(In millions)	July 2, 2021	July 3, 2020	July 2, 2021	July 3, 2020

As Reported	$35	$31	$163	$(146)
Adjustments (A)	82	69	82	393
Non-GAAP	$117	$100	$245	$247
(A)Adjustments for the impairment of long-lived assets in the quarter and two quarters ended July 2, 2021 and for COVID-related charges related to restructuring and impairment of goodwill and other assets in the quarter and two quarters ended July 3, 2020.